Jeffrey R. Chaskin
                             920 NW 121 Avenue
                           Coral Springs, FL  33071

                                (954) 340-9729





Board of Directors
Ursus Telecom Corporation
440 Sawgrass Corporate Pkwy
Suite 112
Sunrise, FL  33325

January 18, 20001

Gentlemen:

Since October 27, 2000 I have had no information or access to information regarding Ursus Telecom, its operations, financial condition, and business opportunities or plans, other than that which is available to the general public.

Despite my repeated requests through counsel, I have received no minutes or other record of the meetings of the Board of Directors which took place on October 26, October 27, November 9, and December 18 of 2000.

Historically, the Board of Directors was quite active in the information exchange with management on a monthly or more frequent basis, and I have no reason to believe that this practice has changed. I presume that members of the Board have been meeting with management in an informal manner in order to intentionally exclude me from discussions regarding the condition and plans of the company, or not meeting at all during this critical juncture to discuss the condition and plans for Ursus Telecom. While I am not certain which of these presumptions is correct, certainly neither is tolerable.

I find these conditions adverse to my ability to fulfill my fiduciary responsibilities to the shareholders of the company and I am gravely concerned that many responsibilities of the Board of Directors, not the least of which is the responsibility to protect the interests minority shareholders, are being ignored by the current actions of the remaining members of the Board.

While the members of the Board of Directors either in person or through counsel have alleged that my actions to preserve my contractual rights constitute "a destructive campaign" against the company, I have at all times remained ready, willing and able to fulfill my fiduciary responsibilities to Ursus Telecom and its shareholders, and I have done so to date. The continued efforts of the Board of Directors and management of Ursus Telecom Corporation to isolate me from my responsibilities force me to resign from the Board of Directors of Ursus Telecom Corporation effective immediately.

Sincerely,

Jeffrey R. Chaskin